Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192495-01 on Form S-8 and Registration Statement No. 333-204781-01 on Form S-3 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our reports dated February 28, 2017, relating to the consolidated financial statements and financial statement schedule (Schedule III) of ESH Hospitality, Inc. and subsidiaries, and the effectiveness of ESH Hospitality, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 28, 2017